Exhibit 99.1

Press Release

October 17, 2005

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2005

LCNB Corp. today announced earnings of $4,919,000 or $1.49 basic earnings per share for the nine months ended September 30, 2005, compared to $4,800,000 or $1.43 basic earnings per share for the comparable period in 2004.  Return on average assets for the nine month periods in 2005 and 2004 were 1.23% and 1.26%, respectively.  Return on average equity for the 2005 period was 12.55% compared to 12.21% for the 2004 period.

Net interest income for the 2005 period was $185,000 or 1.4% greater than for the same period in 2004.  The increase was primarily due to growth in LCNB’s loan portfolio, from $336.4 million at September 30, 2004 to $353.9 million at September 30, 2005.  Non-interest income for the 2005 period was $269,000 greater than for the same period in 2004.  The increase is primarily due to income from the trust department, brokerage services, bank owned life insurance, and service charges and fees on deposit accounts, partially offset by the absence of  $539,000 in gains recognized during 2004 from the sale of $15.9 million in investment securities and approximately $2.5 million in credit card receivables.  Non-interest expenses for the 2005 period were $641,000 greater than for the same period in 2004 primarily due to increases in salaries and wages, pension, and health insurance costs.

Total assets grew $20.3 million or 3.9%, from $519.2 million at September 30, 2004 to $539.5 million at September 30, 2005.  Loans increased $17.5 million as discussed above and bank owned life insurance increased $10.4 million.  The loan growth was primarily due to growth in the commercial loan portfolio.  LCNB did not hold bank owned life insurance during the 2004 period.  Funding the asset growth was a $21.4 million or 4.7% increase in total deposits.  The deposit growth was primarily in NOW accounts and certificate of deposit accounts.

Assets under management include LCNB’s corporate assets discussed above, the trust and brokerage businesses, mortgage loans serviced for others, and business cash management accounts.  Total assets under management grew $51.1 million or 6.5%, from $792.0 million at September 30, 2004 to $843.1 million at September 30, 2005.  In addition to the $20.3 million growth in LCNB’s assets, the trust department grew by $21.5 million or 12.4% and brokerage accounts grew by $13.0 million, or 61.8%.  Brokerage accounts are offered through a partnership with UVEST Financial Services, Inc.

As a result of LCNB’s positive earnings and its stock repurchase program, LCNB’s book value per share at September 30, 2005 was $15.83, a 1.2% increase from $15.64 at September 30, 2004.  Dividends paid to shareholders during the first nine months of 2005 totaled $0.87 per share, a 4.2% increase from total dividends of $0.835 per share for the comparable period in 2004.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with twenty-one offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.